UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 6, 2017

HOOKER FURNITURE CORPORATION
 (Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-2133
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement

On September 6, 2017, Hooker Furniture Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Shenandoah Furniture, Inc. (“Shenandoah”) and its two shareholders, Gideon C. Huddle and Candace H. Payne (the “Shenandoah Shareholders”).  The Asset Purchase Agreement provides for the Company to acquire substantially all of the assets of Shenandoah in exchange for $32,000,000 in cash and $8,000,000 in unregistered shares of the Company’s common stock (the “Stock Consideration”), with the cash consideration subject to adjustment for customary working capital estimates.  The number of shares of common stock issuable at closing for the Stock Consideration will be determined by reference to the mean closing price of the Company’s common stock for the ten trading days immediately preceding the business day preceding the closing date.  Under the Asset Purchase Agreement, the Company will also assume certain liabilities of Shenandoah, such as trade accounts payables.

As a closing condition, the Company will enter into (i) four leases with affiliated entities of the Shenandoah Shareholders for Shenandoah’s three operating facilities (in Mt. Airy, NC, Valdese, NC and Martinsville, VA) and one showroom (in High Point, NC), (ii) employment agreements for Candace H. Payne, Shenandoah’s current president, and John P. Payne, Shenandoah’s current executive vice president, and (iii) a 5-year non-competition agreement with Mr. Huddle.  Further, the consummation of the transactions contemplated by the Asset Purchase Agreement is subject to certain specified closing conditions, including the receipt of certain third-party consents or approvals, the absence of a “material adverse effect” with respect to Shenandoah’s assets and operations, and other customary closing conditions, including the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the Asset Purchase Agreement. The Asset Purchase Agreement also provides Shenandoah and the Company with customary termination rights, including the right to terminate the Asset Purchase Agreement if (to no fault of the terminating party) the closing conditions are not fulfilled by November 5, 2017 (i.e., 60 days after the signing date). The transactions contemplated by the Asset Purchase Agreement have previously been approved by Shenandoah’s shareholders and do not require the approval of the Company’s shareholders.

The Asset Purchase Agreement further contains customary representations and warranties of each party and certain covenants made by each party.  These covenants include, among other things, an obligation on the part of Shenandoah to operate its business in the ordinary course until closing and comply with a 5-year non-competition restriction after closing, and an obligation on the part of the Company to offer employment to substantially all of Shenandoah’s employees as of closing.  The representations and warranties survive closing for 18 months, except that certain core representations survive for the applicable statute of limitations.  Shenandoah’s indemnification obligations for breaches of non-core representation are capped at $4.0 million, with $2.0 million being held in escrow until the 18-month survival period expires.

The Company and Shenandoah currently anticipate that the transactions contemplated by the Asset Purchase Agreement will close during its third fiscal quarter of 2018, which ends on October 31, 2017.

Item 3.02          Unregistered Sales of Equity Securities

The issuance of the Stock Consideration has not been and will not be registered under the Securities Act of 1933, as amended, and will be conducted in reliance on the exemption for nonpublic offerings provided by Rule 506 of Regulation D promulgated thereunder and analogous state securities law provisions.

Item 8.01          Other Events

On September 7, 2017, the Company and Shenandoah issued a press release announcing their entry into the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Forward Looking Statements

This report includes certain forward-looking information that is subject to various risks and uncertainties. Words such as “expect,” “target,” “would,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases are used to identify forward-looking statements.   There are a number of factors that could cause actual results to differ from those in the forward-looking statements.  For example, the parties may not be able to obtain any necessary third-party consents or approvals or delays in obtaining any such consents or approvals may delay the closing of, or cause the parties to abandon, the transactions contemplated by the Asset Purchase Agreement, or conditions to the closing of the transactions contemplated by the Asset Purchase Agreement may not be satisfied.  Accordingly, forward-looking statements are not guarantees or assurances of future outcomes and actual results could differ materially from those indicated by the forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.
Item 9.01          Financial Statements and Exhibits

Exhibits
99.1*	Press Release dated September 7, 2017

*	Filed herewith.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:  /s/ Paul A Huckfeldt
       Paul A. Huckfeldt
       Senior Vice President – Finance and Accounting
       Chief Financial Officer

Date: September 11, 2017

EXHIBIT INDEX

99.1*	Press Release dated September 7, 2017

*	Filed herewith.